EXHIBIT 2.3

Description of Securities

Our authorized share capital is US$3,200,000 divided into 4,000,000,000 Ordinary Shares of par value US$0.0008 each based on amended and restated memorandum and articles of association dated October 14, 2025. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares may be issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with our Memorandum and Articles.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors. Our Articles provide that our Board of Directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. Holders of our Ordinary Shares vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is required by Nasdaq rules or demanded by the chairman of the meeting, by at least two shareholders having the right to vote on the resolutions, or by shareholder(s) together holding at least 10% of the total voting rights of all our shareholders having the right to vote at such general meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our Board of Directors or upon a requisition of any one or more shareholders holding at the deposit of the requisition at least 10% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case on advance notice of at least 14 clear days is required for the convening of our annual general meeting and at least 7 clear days is required for the convening of other general meetings by requisition of our shareholders.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast in a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast in a meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Alteration of capital. Our Company may, by an ordinary resolution of its members: (a) increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe; (b) consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares; (c) convert all or any of its paid up shares into stock and recovert that stock into paid up shares of any denomination; (d) subdivide its existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and (e) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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Transfer of Shares. Subject to the Companies Act and the requirements of the stock exchange, all transfers of shares shall be effected by an instrument of transfer in the usual or common form or in such other form as our Board may approve and may be under hand or, if the transferor or transferee is a Clearing House (as defined in the Articles) or its nominee(s), under hand or by machine imprinted signature, or by such other manner of execution as our Board may approve from time to time. Execution of the instrument of transfer shall be by or on behalf of the transferor and the transferee, provided that our Board may dispense with the execution of the instrument of transfer by the transferor or transferee or accept mechanically executed transfers. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share. Our Board may, in its absolute discretion, at any time and from time to time remove any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register. Unless our Board otherwise agrees, no shares on the principal register shall be removed to any branch register nor shall shares on any branch register be removed to the principal register or any other branch register. All removals and other documents of title shall be lodged for registration and registered, in the case of shares on any branch register, at the relevant registration office and, in the case of shares on the principal register, at the place at which the principal register is located. Our Board may, in its absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. It may also decline to register a transfer of any share issued under any share option scheme upon which a restriction on transfer subsists or a transfer of any share to more than four joint holders. Our Board may decline to recognize any instrument of transfer unless a certain fee, up to such maximum sum as the stock exchange may determine to be payable, is paid to our Company, the instrument of transfer is properly stamped (if applicable), is in respect of only one class of share and is lodged at the relevant registration office or the place at which the principal register is located accompanied by the relevant share certificate(s) and such other evidence as our Board may reasonably require is provided to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do). The register of members may, subject to the Nasdaq Listing Rules, be closed at such time or for such period not exceeding in the whole 30 days in each year as our Board may determine. Fully paid shares shall be free from any restriction on transfer (except when permitted by the stock exchange) and shall also be free from all liens unless otherwise provided in the amended and restated memorandum and articles of association.

Winding Up; Liquidation. A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution. Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a) if our Company is wound up and the assets available for distribution among the members of the Company are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, then the excess shall be distributed pari passu among such members in proportion to the par value of the shares held by them respectively; and

(b) if our Company is wound up and the assets available for distribution among the members as such are insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up on the shares held by them, respectively.

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If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator thinks fit, provided that no member shall be compelled to accept any shares or other property upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our Board may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment of such shares made payable at fixed times. A call may be made payable either in one sum or by instalments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding 20 per cent per annum as our Board shall fix from the day appointed for payment to the time of actual payment, but the Board may waive payment of such interest wholly or in part. Our Board may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced our Company may pay interest at such rate (if any) not exceeding 20 per cent per annum as may be agreed upon between the member paying the sum in advance and our Board. If a member fails to pay any call or instalment of a call on the day appointed for payment, our Board may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment. The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall also name the place where payment is to be made. The notice shall also state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of our Board to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture. A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, nevertheless, remain liable to pay to our Company all monies which, as at the date of forfeiture, were payable by him to our Company in respect of the shares together with (if our Board shall in its discretion so require) interest thereon from the date of forfeiture until payment at such rate not exceeding 20 per cent per annum as our Board may prescribe.

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Redemption of Ordinary Shares. The Companies Act and our Memorandum and Articles permit us to purchase our own shares. In accordance with our Articles, provided the necessary shareholders or board approval have been obtained and requirements under the Companies Act have been satisfied, we may issue shares on terms that are subject to redemption at our option on such terms and in such manner as may be determined by our Board of Directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting. Any Director so appointed to fill a casual vacancy shall hold office only until the first general meeting of the company after his appointment and be subject to re-election at such meeting. Any Director so appointed as an addition to the existing Board shall hold office only until the first annual general meeting of the company after his appointment and be eligible for re-election at such meeting. Any Director so appointed by the Board shall not be taken into account in determining the Directors or the number of Directors who are to retire by rotation at an annual general meeting.

At each annual general meeting, one-third of the Directors for the time being shall retire from office by rotation. However, if the number of Directors is not a multiple of three, then the number nearest to but not less than one-third shall be the number of retiring Directors. The Directors to retire in each year shall be those who have been in office longest since their last re-election or appointment but, as between persons who became or were last re-elected Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

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No person, other than a retiring Director, shall, unless recommended by the Board for election, be eligible for election to the office of Director at any general meeting, unless notice in writing of the intention to propose that person for election as a Director and notice in writing by that person of his willingness to be elected has been lodged at the head office or at the registration office of the company. The period for lodgment of such notices shall commence no earlier than the day after despatch of the notice of the relevant meeting and end no later than seven days before the date of such meeting and the minimum length of the period during which such notices may be lodged must be at least seven days.

A Director is not required to hold any shares in the company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A Director may be removed by an ordinary resolution of the company before the expiration of his term of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the company) and the company may by ordinary resolution appoint another in his place. Any Director so appointed shall be subject to the retirement by rotation provisions.

The office of a Director shall be vacated if he:

(vi)	resigns;

(vii)	dies;

(viii)	is declared to be of unsound mind and the Board resolves that his office be vacated;

(ix)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(x)	he is prohibited from being or ceases to be a director by operation of law;

(xi)	without special leave, is absent from meetings of the Board for six consecutive months, and the Board resolves that his office is vacated;

(xii)	has been required by the stock exchange of the Relevant Territory (as defined in the Articles) to cease to be a Director; or

(xiii)	is removed from office by the requisite majority of the Directors or otherwise pursuant to the Articles.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Shareholder Proposals. Extraordinary general meetings shall be convened on the requisition of one or more members holding, as at the date of deposit of the requisition, not less than one-tenth of the paid-up capital of the company having the right of voting at general meetings. Such requisition shall be made in writing to the board or the secretary of the company for the purpose of requiring an extraordinary general meeting to be called by the board for the transaction of any business specified in such requisition. Such meeting shall be held within 21 days after the deposit of such requisition. If within 21 days of such deposit, the board fails to proceed to convene such meeting, the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the board shall be reimbursed to the requisitionist(s) by the company.

Approval of Corporate Matters by Written Consent. A special resolution of the company must be passed by a majority of not less than two-thirds of the votes cast by such members as, being entitled so to do, vote in person or by proxy or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Under the Companies Act, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands within 15 days of being passed.

An ordinary resolution, by contrast, is a resolution passed by a simple majority of the votes of such members of the company as, being entitled to do so, vote in person or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice has been duly given.

A resolution in writing signed by or on behalf of all members shall be treated as an ordinary resolution duly passed at a general meeting of the company duly convened and held, and where relevant as a special resolution so passed.

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